EXHIBIT 23(b)

                         INDEPENDENT AUDITOR'S CONSENT

Board of Directors
Bancorp New Jersey, Inc.

     We consent to the use of our report included in Bancorp's current report on Form 8-K filed March 15, 1995, incorporated herein by reference, and to the reference to our Firm under the heading "Experts" in the Proxy
Statement/Prospectus.

     The report of KPMG Peat Marwick LLP refers to a change in the method of accounting for income taxes in 1993 and a change in the method of accounting for certain investments in debt and equity securities in 1994.

                                              KPMG Peat Marwick LLP

Short Hills, New Jersey
March 15, 1995